Exhibit 4.26
SALE AND PURCHASE AGREEMENT
THIS SALE AND PURCHASE AGREEMENT is made this 7th day of September, 2010 by and between:
Shanda Games International PTE. Ltd., a company duly incorporated and existing under the laws of the Republic of Singapore (“Singapore”) and having its principal place of business at One Fusionopolis Way, Connexis North #05-10, Singapore 138632 (the “Buyer”);
Persons listed on Part I and Part III of Schedule 2.1 hereto (collectively, the “Company Shareholders” and each a “Company Shareholder”); and
Eun Sang Lee, a Korean citizen with resident registration number 731120-1052836, as the Sellers’ Representative.
The Buyer, the Company Shareholders and the Third Party Shareholders (as defined below) (for each Third Party Shareholder, upon execution of a Joinder Agreement by such Third Party Shareholder) may collectively be referred to as the “Parties” and, individually, as a “Party.”
RECITALS:
WHEREAS, the Company Shareholders are the record and beneficial owners of One Million Five Hundred Thirty Thousand Six Hundred and Twenty (1,530,620) shares of Common Stock (as defined below) representing approximately sixty percent (60%) of the total number of issued and outstanding shares of Common Stock, calculated on a Fully-Diluted basis, and desire to sell such shares to the Buyer, and the Buyer desires to purchase such shares from the Company Shareholders, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, the Third Party Shareholders are the record and beneficial owners of Nine Hundred Ninety Nine Thousand Eight Hundred and Twenty Four (999,824) shares of Common Stock representing approximately forty percent (40%) of the total number of shares of issued and outstanding shares of Common Stock, calculated on a Fully-Diluted basis; the Buyer desires to purchase such shares from the Third Party Shareholders upon the terms and subject to the conditions hereinafter set forth and the Company Shareholders intend to facility such purchase;
NOW, THEREFORE, in consideration of the mutual promises and covenants stated below, the Parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS.
1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:
“Acquisition Proposal” shall have the meaning specified in Section 7.2 hereof.

“Affiliate” shall mean, (x) with respect to any Person (whether an individual or not), (i) any Person directly or indirectly controlling, controlled by or under common control with, such Person; (ii) any Person owning five percent (5%) or more of the outstanding stock of such Person; and (iii) any Person who is a director, officer or key employee of such Person or of any Person described in clause (i) above and (y) with respect to any Person who is an individual, the spouse or any lineal descendant, sibling or parent of such Person. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this Sale and Purchase Agreement, including all schedules hereto and the Joinder Agreements, as the same may hereafter be amended, modified or supplemented from time to time.
“Applicable Law” shall mean, with respect to any Person, any transnational, domestic or foreign national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, modified or supplemented unless expressly specified otherwise.
“Approvals” shall mean any and all permits, consents, acceptances of filings and reports, authorizations, and other approvals from any relevant Governmental Authority in Korea, China, Singapore, United States of America or the Cayman Islands.
“Balance Sheet Date” shall mean June 30, 2010.
“Business Day” shall mean any day that is not a Saturday, Sunday or a day on which commercial banks in China, Korea or Singapore are required or authorized by Applicable Law to close.
“Buyer Directors” shall have the meaning specified in Section 10.6 hereof.
“CCG” shall mean CCG Investment, Inc., a corporation duly organized and validly existing under the laws of Korea and a Founder Shareholder.
“China” shall mean the People’s Republic of China.
“Claim Date” shall have the meaning specified in Section 12.4 hereof.
“Claim Notice” shall have the meaning specified in Section 12.4 hereof.

“Closing” shall mean the closing of the transactions contemplated under this Agreement.
“Closing Date” shall mean the date of the Closing, which date shall be as soon as possible but not later than five (5) Business Days after (x) the satisfaction or the waiver of the conditions precedent to the Parties’ obligations hereunder and (y) a written notice of the Buyer to the Sellers’ Representative confirming that the due diligence review by the Buyer pursuant to Section 7.3 has been completed to its satisfaction, or such other date as shall be mutually agreed by the Parties.
“Company” shall mean Eyedentity Games, Inc., a corporation duly organized and validly existing under the laws of Korea and having its principal place of business at 3F., Hyundai Dream Valley, 34-2, Bangyi-dong, Songpa-gu Seoul, Korea.
“Company Securities” shall have the meaning specified in Section 3.3 hereof.
“Common Stock” shall mean the common stock of the Company, par value 500 Won per share.
“Contract” shall mean any agreement, contract, indenture, letter of credit, mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, purchase order, lease, and other agreement, contract, instrument, obligation, offer, commitment, arrangement and understanding, written or oral, to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, including without limitation, the Material Agreements.
“Covenantors” shall have the meaning specified in Section 7.8 hereof.
“Disability” shall mean, with respect to any Company Shareholder (except for CCG and Ki Yong Cho), the inability (supported by a written opinion of an independent doctor in the relevant field) to perform, because of physical, mental or emotional incapacity resulting from injury, sickness or disease, his or her duties or responsibilities at the same level as performed immediately prior to such injury, sickness or disease, if such inability continues for two consecutive months.
“Disclosure Schedule” shall have the meaning specified in Article 3 hereof.
“Employee Shareholders” shall mean the Persons set forth in Part III of Schedule 2.1 hereof.
“Escrow Distribution Date” shall have the meaning specified in Section 12.3 hereof.
“Financial Statements” shall have the meaning specified in Section 3.7 hereof.
“Form Employment Contracts” shall have the meaning specified in Section 3.15 hereof.

“Founder Shareholders” shall mean the Persons set forth in Part I of Schedule 2.1 hereof.
“Founder Shareholders Directors” shall have the meaning specified in Section 10.6 hereof.
“Fully-Diluted” shall mean all outstanding shares of Common Stock, all shares of Common Stock issuable in respect of all outstanding securities convertible into or exchangeable for Common Stock if such securities are converted or exchanged for Common Stock immediately prior to the time of calculation, and all shares of Common Stock issuable in respect of all outstanding options, warrants and other rights to acquire Common Stock if such options, warrants and other rights are exercised immediately prior to the time of calculation; provided that, if any of the foregoing Company Securities are subject to vesting, such Company Securities subject to vesting shall be included in the definition of “Fully-Diluted” only if and to the extent that such Company Securities are vested immediately prior to the time of calculation.
“Government Licenses” shall have the meaning specified in Section 3.14 hereof.
“Government Official” shall be broadly defined to include any (i) officer or employee at any level of the government of Korea or any other country (including its political subdivisions), or any department, agency, or instrumentality thereof, or of a public international organization, or any natural person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality or any such public international organization; (ii) any candidate for political office; or (iii) any person who holds or held a prominent public position in Korea or any other country (including its political subdivisions), including head of state, senior government, judicial or military official, official of a political party, candidate for political office, or senior executive of a state-owned enterprise of national importance.
“Governmental Authority” shall mean any government or governmental, legislative, executive, regulatory or administrative body, or political subdivision thereof, whether international, federal, state, municipal, local or foreign, or any agency, board, bureau, commission, office, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Governmental Charges” shall mean any and all taxes payable to any Governmental Authority, including, without limitation, income, value-added, withholding, excise, sales, use, personal property, occupancy, business and occupation, mercantile, real estate, employment, payroll, franchise or capital gains tax, mortgage, registration, stamp, documentary, recording, real property, rent occupancy, license, and all other like imposts, duties, assessments and charges payable to any Governmental Authority (including interest and penalties thereon, whether or not disputed).
“Governmental Order” shall mean any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Revenues” shall have the meaning specified in Section 8.1 hereof.
“Indemnified Party” shall have the meaning specified in Section 12.2 hereof.
“Indemnifying Party” shall have the meaning specified in Section 12.2 hereof.
“Initial Cash Consideration” shall have the meaning specified in Section 2.1 hereof.
“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin (whether or not registered), the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyrights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) Software, (vii) any similar intellectual property or proprietary rights, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (ix) all rights in all of the foregoing provided by Applicable Laws and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“Joinder Agreements” shall have the meaning specified in Section 7.9 hereof.
“Justifiable Cause” shall mean, with respect to any Company Shareholder (other than CCG and Ki Yong Cho), the existence or occurrence of any of the following: (i) a material failure or refusal of such Company Shareholder to perform his assigned duties for the Company or a refusal to follow the directions of the Company, provided that such assigned duties and/or directions are lawful, (ii) a material, serious or repeated breach by such Company Shareholder of the terms of his or her employment agreement, confidentiality agreement or service agreement, as applicable, with the Company, (iii) dishonesty of such Company Shareholder, or gross negligence or willful misconduct of such Company Shareholder resulting in any financial loss to, or injury to the reputation of, the Company or (iv) such Company Shareholder’s conviction for any serious offense (whether or not related to his services for the Company), excluding any conviction for domestic or familial matters that do not result in imprisonment.
“knowledge” of any Person that is not an individual shall mean the knowledge of such Person’s officers after due inquiry.

“Korea” shall mean the Republic of Korea.
“Korean GAAP” shall mean the generally accepted accounting principles in Korea.
“Lease” shall have the meaning specified in Section 3.13 hereof.
“Lien or Other Encumbrance” shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal or other transfer restriction, voting trust arrangement, preemptive right, claim, easement or any other encumbrance, adverse claim or right or demands of any nature whatsoever.
“Losses” shall have the meaning specified in Section 12.2 hereof.
“Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company.
“Material Agreement” shall have the meaning specified in Section 3.16 hereof.
“Objection Deadline” shall have the meaning specified in Section 12.4 hereof.
“Officer’s Certificate” shall have the meaning specified in Section 12.3 hereof.
“Objection Notice” shall have the meaning specified in Section 12.4 hereof.
“Offset Amount” shall have the meaning specified in Section 12.6 hereof.
“Person” shall mean any natural person, entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual or Governmental Authority.
“Preferred Stock” shall mean the convertible preferred stock of the Company, par value 500 Won per share.
“Pro Rata Portion” shall mean, with respect to each Company Shareholder, an amount equal to the quotient of (i) the sum of the Initial Cash Consideration of such Company Shareholder divided by (ii) the sum of the Initial Cash Considerations of all Company Shareholders.
“Released Persons” shall have the meaning specified in Section 7.8 hereof.
“Representative Director” shall mean the representative director of the Company.

“Sellers” shall mean, collectively, the Founder Shareholders, the Third Party Shareholders and the Employee Shareholders.
“Shares” shall have the meaning specified in Section 2.1 hereof.
“Software” shall mean computer software (whether in source code or object code form), including source code, object code, firmware, operating systems and specifications).
“Stock Option Grants” shall mean the issuance of stock options approved by the shareholders of the Company on August 25, 2008, April 27, 2009 and December 11, 2009, respectively.
“Stock Options” shall have the meaning specified in Section 3.3 hereof.
“Stock Options Shares Sale and Purchase Agreements” shall have the meaning specified in Section 7.5 hereof.
“Subsequent Cash Consideration” shall have the meaning specified in Section 2.1(b) hereof.
“Subsequent Payment Date” shall have the meaning specified in Section 2.1(b) hereof.
“Survival Date” shall mean the day which is eighteen (18) months after the Closing Date.
“Tax” means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, in each case imposed, levied, collected, withheld or assessed by (or on behalf of) any Governmental Authority in any jurisdiction, including any excise, customs, property, sales, transfer, franchise, turnover and payroll taxes and other benefits related tax and stamp duties, and any payment whatsoever which the relevant Person may be or become bound to make to any other Person as a result of the discharge by such other Person of any tax which the relevant Person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant Person or any other Person and of whether any amount in respect of them is recoverable from any other Person.
“Tax Returns” shall have the meaning specified in Section 3.12 hereof.
“Third Party Claim” shall have the meaning specified in Section 12.5 hereof.
“Third Party Shareholders” shall mean the Persons set forth in Part II of Schedule 2.1 hereof.

“Total Escrow Amount” shall mean an amount in cash equal to Five Million Seven Hundred Forty Six Thousand Three Hundred Seventy Eight United States Dollars and Ninety Cents (US$5,746,378.90).
“Trade Secrets” shall mean trade secrets and, whether or not confidential, business information (including all source code for any Software owned or distributed by the Company, pricing and cost information, business and marketing plans and customer and supplier lists) and rights in any jurisdiction to limit the use or disclosure thereof by any Person.
“2010 Budget” shall have the meaning specified in Section 7.1 hereof.
“United States Dollars” or “US$” shall mean the official currency of the United States of America.
“Unresolved Claims” shall have the meaning specified in Section 12.3 hereof.
“US GAAP” shall mean the generally accepted accounting principles in the United States of America.
“Withheld Amount” shall have the meaning specified in Section 12.3 hereof.
“Won” or “KRW” shall mean Korean Won, the official currency of Korea.
1.2 Schedules. The schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be a part hereof.
ARTICLE 2.
SALE AND PURCHASE OF THE SHARES; CLOSING.
2.1 Sale and Purchase. (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, (i) each of the Sellers shall sell, assign and transfer to Buyer, all of such Seller’s right, title and interest in and to the shares of Common Stock and/or shares of Preferred Stock owned by such Seller, in the case of Founder Shareholders and Third Party Shareholders, as set forth opposite the name of such Founder Shareholder or Third Party Shareholder under the heading “Shares” in Schedule 2.1 hereto or, in the case of Employee Shareholders, as set forth in the signature page applicable to such Employee Shareholder under the heading “Shares” (such Seller’s “Shares”) free and clear of any Lien or Other Encumbrance and (ii) the Buyer shall pay the amount in cash to such Seller, in the case of Founder Shareholders and Third Party Shareholders, as set forth opposite the name of such Founder Shareholder or Third Party Shareholder under the heading “Initial Cash Consideration” in Schedule 2.1 hereto or, in the case of Employee Shareholders, as set forth in the signature page applicable to such Employee Shareholder under the heading “Initial Cash Consideration” (such Seller’s “Initial Cash Consideration”).

(b) Subject to the terms and conditions set forth in this Agreement (including but not limited to Section 12.3 hereof), on the third anniversary of the Closing Date (the “Subsequent Payment Date”), the Buyer shall pay the amount in cash to each of the Company Shareholders, in the case of Founder Shareholders, as set forth opposite their respective names under the heading “Subsequent Cash Consideration” in Part I of Schedule 2.1 hereto or, in the case of Employee Shareholders, as set forth in the signature page applicable to such Employee Shareholder under the heading “Subsequent Cash Consideration” (such Company Shareholder’s “Subsequent Cash Consideration”) so long as such Company Shareholder (other than CCG and Ki Yong Cho) remains an employee of the Company on such date; provided, however, that (i) if such Company Shareholder is dismissed by the Company prior to the Subsequent Payment Date without Justifiable Cause under the pertinent laws of Korea or due to layoff for reasons of managerial necessity (jung-ri-hae-go), then, for purposes of this Agreement, such Company Shareholder shall be deemed to have been employed by the Company until the Subsequent Payment Date, and (ii) if such Company Shareholder’s employment is terminated due to death or Disability, then such Company Shareholder (or his or her estate in the case of death) shall be entitled to receive, on the Subsequent Payment Date, an amount in cash equal to (x) such Company Shareholder’s Subsequent Cash Consideration had such Company Shareholder remained an employee of the Company on the Subsequent Payment Date multiplied by (y) a ratio, the numerator of which is the number of days from (and excluding) the Closing Date to (and excluding) (A) in the case of death, the date of such death and (B) in the case of Disability, the date which is the first day of the 2-month period referred to in the definition of Disability, and the denominator of which is the number of days from (and excluding) the Closing Date to (and including) the Subsequent Payment Date.
2.2 Escrow Amount. At the Closing, notwithstanding anything to the contrary set forth in this Agreement, the Buyer will withhold from each Company Shareholder’s Initial Cash Consideration, such Company Shareholder’s Pro Rata Portion of the Total Escrow Amount pursuant to Article 12 hereof.
2.3 Closing. (a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in this Agreement, the Closing shall take place at the offices of Bae, Kim & Lee LLC, Hankook Tire Bldg., 647-15 Yoksam-dong, Kangnam-gu Seoul, 135-723, Korea at 11:00 A.M. local time on the Closing Date or at such other place as Buyer and the Sellers may agree.
(b) [RESERVED]
(c) On the Closing Date, each Seller shall deliver to the Buyer:
(i) The stock certificates representing such Seller’s Shares, free and clear of any Liens or Other Encumbrance;
(ii) A copy of the shareholders registry of the Company showing the registration of such Seller’s Shares in the Buyer’s name;

(iii) Such Seller’s certificate referred to in Section 10.2 hereof, confirming that the representations and warranties set forth in Article 4 hereof are true and correct as of the Closing Date, and further confirming that all conditions, covenants and other duties under this Agreement applicable to such Seller have been satisfied and complied with;
(iv) Opinion of the Korean counsel for the Founder Shareholders, referred to in Section 10.10, substantially in the form attached hereto as Exhibit D; and
(v) Notarized resignation letters of (x) all four (4) incumbent directors of the Company and (y) the incumbent statutory auditor of the Company.
(d) On the Closing Date, the Buyer shall
(i) Deliver to each Seller such Seller’s Initial Cash Consideration (less such Seller’s Pro Rata Portion of the Total Escrow Amount if such Seller is a Company Shareholder) to the bank account of such Seller set forth opposite the name of such Seller under the heading “Bank Account” in Schedule 2.1 hereto in immediately available funds; and
(ii) Deliver to the Sellers’ Representative the Buyer’s certificate referred to in Section 9.1, confirming that the representations and warranties set forth in Article 5 hereof are true and correct as of the Closing Date, and further confirming that all conditions, covenants and other duties under this Agreement applicable to the Buyer have been satisfied and complied with.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Subject only to the express exceptions set forth in the section of the disclosure schedule attached hereto (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection, of this Article 3 to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article 3) delivered by the Company Shareholders to the Buyer concurrently with the execution of this Agreement and dated as of the date hereof (the “Disclosure Schedule”), each Company Shareholder, jointly and severally, hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date with the same force and effect as if made at and as of such time (or, if such representation or warranty is made as of a specified date, as of such date), as set forth below:
3.1 Due Organization. The Company is a joint stock corporation duly organized and validly existing under the laws of Korea, with the power and authority (corporate and other) to own, lease and operate its properties and conduct its business as currently conducted, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification.

3.2 [RESERVED]
3.3 Capitalization. (a) The authorized capital stock of the Company is 5,120,000 shares with par value 500 Won per share. 1,619,500 shares of Common Stock are issued and outstanding and 910,944 shares of Preferred Stock are issued and outstanding. All such issued and outstanding shares are duly authorized, validly issued, fully paid and non-assessable and except for such shares of Common Stock and Preferred Stock, there exist no other shares of capital stock or other equity related securities of the Company.
(b) There are outstanding stock options (the “Stock Options”) to purchase an aggregate of 75,000 shares of Common Stock, none of which are vested, and an aggregate of 75,000 shares of Common Stock are reserved for issuance pursuant to the Stock Option Grants. Section 3.3(b) of the Disclosure Schedule contains a complete and correct list of each outstanding stock option and other right to purchase Common Stock, the name of the holder, the number of shares of Common Stock subject thereto, the exercise price thereof and the exercise period thereof.
(c) All outstanding capital shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.3(a) and Section 3.3(b), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Section 3.3(c)(i), Section 3.3(c)(ii), and Section 3.3(c)(iii) being referred to collectively as the “Company Securities”).
(d) Except for this Agreement, there is no Contract or obligation of any kind (and no authorization therefore has been given) obligating the Company or any other Person (i) to issue or sell, or cause to be issued or sold, any Company Securities; or (ii) to repurchase, redeem or otherwise acquire any Company Securities.
3.4 Non-contravention. The execution, delivery and performance by any Party of this Agreement and the consummation by any Party of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in a breach by the Company of the articles of incorporation of the Company, (ii) violate, conflict with or result in a breach of, or constitute a default (or create an event which, with or without notice or lapse of time or both, would constitute a default) under or give rise to any right of termination, cancellation or acceleration under, or give rise to a loss of any benefit to which the Company is entitled under any Contract to which the Company is a party or under which the Company or any of its assets or properties may be bound, (iii) violate or result in a breach of any Governmental Order or Applicable Law, or (iv) result in the creation of any Lien or Other Encumbrance upon any of the assets or properties of the Company.

3.5 Government Approvals. Other than as set forth in Section 3.2, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.
3.6 Third Party Consents. Except as set forth in Section 3.6 of the Disclosure Schedule, no consents from third parties are necessary in order to complete the sale of any Seller’s Shares or to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, without (A) causing the termination of any Material Agreement to which the Company is a party, (B) causing a material interruption of the business of the Company, (C) giving rise to an obligation of the Company to any director, officer or employee of the Company, immediately or upon termination of employment of such director, officer or employee following a specified period or upon a specified event, or (D) triggering any other provision of any agreement to which the Company or any Seller is a party and the triggering of which would have, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
3.7 Financial Statements. Attached hereto as Schedule 3.7(a) are copies of the (i) audited financial statements of the Company (and the notes and schedules thereto) as of and for the year ended December 31, 2009 and (ii) unaudited financial statements of the Company as of and for the years ended December 31, 2007 and 2008 and as of and for the six months ended June 30, 2010. Such financial statements are collectively referred to herein as the “Financial Statements.” The Financial Statements (i) are true, correct and complete and have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with Korean GAAP, applied on a consistent basis throughout the periods indicated therein, and (iii) fairly present the financial condition and results of operations and cash flows of the Company, as of the dates and for the periods to which they relate, subject to normal adjustments in connection with audit in the case of any unaudited interim financial statements, which will not be material in amount or significance in the aggregate.
3.8 No Material Change. Except as disclosed in Section 3.8 of the Disclosure Schedule, since the Balance Sheet Date, the Company has conducted it business only in the ordinary course of business consistent with past practices and there has not been:
(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b) any amendment of the memorandum and articles of incorporation or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company;

(c) any splitting, combination or reclassification of any shares of capital stock of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities;
(d) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities, other than the issuance of Company Securities to certain of the Company’s employees pursuant to the Stock Option Grants or (ii) any amendment of any term of any Company Security, whether by merger, consolidation or otherwise;
(e) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company;
(f) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company of any assets, securities, properties, interests or businesses;
(g) any sale, lease or other transfer, or creation or incurrence of any Lien or Other Encumbrance on, any assets, securities, properties, interests or businesses of the Company;
(h) the making by the Company of any loans, advances or capital contributions to, or investments in, any other Person;
(i) the creation, incurrence, assumption or sufferance to exist by the Company of any indebtedness for borrowed money or guarantees thereof;
(j) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company;
(k) the entry into, amendment or modification, or termination of any Material Agreement or waiver, release or assignment of any material rights, claims or benefits of the Company;
(l) (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreement or service agreement, (iii) the entry into any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer or employee of the Company, (iv) the establishment, adoption or amendment of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or (v) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company;

(m) any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees;
(n) any change in the Company’s methods of accounting, except as required by concurrent changes in Korean GAAP as agreed to by its independent public accountants;
(o) any settlement, or offer or proposal to settle (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company, (ii) any shareholder litigation or dispute against the Company; or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or
(p) any Tax election, change any annual Tax accounting period made or changed, any method of Tax accounting adopted or changed, any Tax Returns amended or claims for Tax refunds filed, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.
3.9 No Undisclosed Liabilities. There are no material liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than liabilities provided for in the Company’s audited balance sheet as of December 31, 2009 or disclosed in the notes thereto.
3.10 Related Party Transactions. (a) Except as disclosed in Section 3.10 of the Disclosure Schedule, (i) the Company is not indebted, either directly or indirectly, to any Seller or any Affiliate of any Seller in any amount whatsoever and (ii) no Seller or any Affiliate of any Seller is, directly or indirectly, a party to or otherwise an interested party with respect to any Contract with the Company.
(b) The Company has entered into each Contract disclosed in Section 3.10 of the Disclosure Schedule in a bona fide, arm’s-length manner.
3.11 Director and Executive Officer Loans. Section 3.11 of the Disclosure Schedule sets forth a list of all extensions of credit in the form of a personal loan made, directly or indirectly, by the Company to any director or executive officer of the Company or any Affiliate thereof. Since the Balance Sheet Date, the Company has not, directly or indirectly, including through any of the its Affiliates: (i) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Company, or to or for any Affiliate of any director or executive officer of the Company; or (ii) made any material modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of the Company, or any Affiliate of any director or executive officer.

3.12 Tax Matters. All tax returns, reports and statements required to be filed by the Company (the “Tax Returns”) have been filed on a timely basis with the appropriate Governmental Authority, and all Tax Returns reflect accurately the tax liabilities of the Company for the periods, properties, or events covered thereby in all material respects. All Taxes, including those called for by the Tax Returns, or claimed to be due by any Governmental Authority from the Company, or upon or measured by properties, assets, capital, turnover, or income of the Company, have been paid (other than Taxes that are not due and have been adequately reserved for on the relevant Financial Statements). There is no Tax examination, inquiry, or audit by any Governmental Authority presently pending or threatened against the Company. All Taxes which the Company is required by Applicable Law to withhold or collect have been withheld or collected and have been paid over to the proper Governmental Authority or are properly held by the Company for such payment. The Company has no Tax liability, or Tax obligation of any nature, whether, absolute, contingent or otherwise, except for any Tax liabilities that are (i) fully reflected on the Financial Statements or (ii) incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date.
3.13 Properties. (a) The Company has good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien or Other Encumbrance.
(b) Each lease, sublease or license (each, a “Lease”) under which the Company leases, subleases or licenses any real property is valid and in full force and effect and the Company has not violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and the Company has not received notice that it has breached, violated or defaulted under any Lease.
(c) The property and assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and are adequate to conduct such businesses as currently conducted.

3.14 Government Licenses. Section 3.14 of the Disclosure Schedule sets forth a complete list of all of the Approvals of and from all Governmental Authorities affecting, or relating in any way to, the properties, assets, or business of the Company (“Government Licenses”). Except as set forth in Section 3.14 of the Disclosure Schedule, (i) the Government Licenses are in full force and effect, (ii) none of the Company nor any of the Company Shareholders has a reasonable basis to believe that any regulatory body is considering modifying, suspending or revoking any Government License, (iii) the Company is in compliance with the provisions of the Government Licenses, and no condition exists that with or without notice or lapse of time or both would constitute a material default under any of the Government Licenses, (iv) the Government Licenses do not contain any restrictions or conditions except such restrictions or conditions as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and (v) none of the Government Licenses will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
3.15 Employees. (a) Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Company.
(b) The Company does not have any material liabilities in respect of actual or contingent employment termination payments to employees (including any severance payments, any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing).
(c) Schedule 3.15(c) sets forth the template employment contract used by the Company (the “Form Employment Contracts”). All employment contracts entered into by the Company are in the form of the Form Employment Contracts.
(d) Section 3.15(d) of the Disclosure Schedule contains a correct and complete list of all bonus, severance, retirement, death, disability, deferred compensation, pension, profit sharing, stock option, employee stock purchase or other employee benefit plans of the Company.
(e) There are no disputes pending or, to the knowledge of the Company, threatened against, the Company by any trade union or other representatives of its employees. The Company has not entered into any collective bargaining agreement with any labor union.
(f) The Company (i) is in compliance with all Applicable Laws in all material respects relating to its employees, consultants, dispatched, subcontracted or outsourced workers and independent contractors, including all such Applicable Laws, Contracts, policies or plans relating to wages, hours, collective bargaining, compensation, benefits, terms and conditions of employment, termination of employment, employment discrimination, immigration, disability, civil rights, occupational safety and health, workers’ compensation, pay equity, collection and payment of withholding and/or social contribution taxes and similar Taxes, national pension, national medical insurance, worker’s compensation insurance, unemployment insurance and other mandatory social security matters, and (ii) is not engaged, in any material respect, in any unfair labor practice or discriminatory employment practice.

(g) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or such enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.
3.16 Material Agreement. (a) Except as set forth in Section 3.16 of the Disclosure Schedule, the Company is not a party to or bound by:
(i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,
(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for payment by the Company in excess of KRW40,000,000 (either individually or in the aggregate),
(iii) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset),
(iv) any loan or advance by the Company to any Person which involves an amount in excess of KRW40,000,000 (either individually or in the aggregate), or any Contract relating to the making of any such loan, advance or investment,
(v) any Contract requiring payment by the Company of an amount in excess of KRW40,000,000 per year (either individually or in the aggregate),
(vi) any Contract limiting in any respect or otherwise restricting the ability of the Company to engage in any line of business or to compete with any Person in any location or which would so limit the freedom of the Company or any of its Affiliates after the Closing Date,
(vii) any warranty, guaranty or similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business consistent with past practices,
(viii) any Contract providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for the annual payment to the Company of KRW40,000,000 or more or aggregate payments to the Company of KRW50,000,000 or more,

(ix) any collective bargaining agreement with any labor union or other representative of employees,
(x) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits,
(xi) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of share, sale of assets or otherwise),
(xii) any option, license, franchise or similar agreement,
(xiii) any agency, dealer, sales representative, marketing or other similar agreement;
(xiv) any Contract with (A) any Seller or any of its Affiliates, (B) any Person directly or indirectly owning, Controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, Controlled or held with power to vote by any Seller or any of its Affiliates or (D) any director or officer of any Seller or any of its Affiliates or any Affiliates of any such director or officer,
(xv) any agreement under which any director, officer or employee of the Company is prohibited from or restricted in engaging in any business or activities competing with the Company,
(xvi) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement,
(xvii) any Contract for any reimbursement, subsidy, or similar arrangement with any Governmental Authority or any Person Controlled by a Governmental Authority,
(xviii) any other Contract or plan not made in the ordinary course of business that is material to the Company,
(xix) any material amendment, modification or supplement in respect of any of the foregoing (each of (i)-(xix), a “Material Agreement”).
(b) Except for failures to be in force or effect, breaches, violations or defaults which would not reasonably be expected to be, individually or in the aggregate, material to the Company, each Material Agreement is a valid and binding agreement of the Company, and is in full force and effect, and none of the Company or, to the knowledge of the Company or any Company Shareholder, any other party thereto is in default or breach under the terms of any such Material Agreement, and, to the knowledge of the Company and the Company Shareholders, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any event of default thereunder. A true and complete copy of each Material Agreement has been delivered to Buyer.

3.17 Intellectual Property. (a) Section 3.17(a)(i) of the Disclosure Schedule sets forth a complete and correct list of all registrations and applications for registration of any Intellectual Property owned by the Company. Section 3.17(a)(ii) of the Disclosure Schedule sets forth a complete and correct list of all agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of US$1,000 per seat or less) to which the Company is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property.
(b) The Company owns, or is licensed to use or distribute, as applicable, pursuant to a written agreement (in each case, free and clear of any Liens or Other Encumbrances), all Intellectual Property used in, distributed by the Company in or necessary for the conduct of its business as currently conducted.
(c) The Company holds all right, title and interest in and to all Intellectual Property owned by the Company and all of the Company’s licenses under the Intellectual Property licensed by the Company, free and clear of any Lien or other Encumbrance.
(d) The Company has not infringed, misappropriated or otherwise violated the Intellectual Property of any Person. The Company has not received any written notice or otherwise has knowledge of any pending or threatened claim, action, suit, order, investigation or proceeding with respect to any Intellectual Property used or distributed by the Company or alleging that any services provided, processes used or products distributed, manufactured, used, imported, offered for sale or sold by the Company infringes, misappropriates or otherwise violates any Intellectual Property of any Person.
(e) To the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property owned or licensed by the Company.
(f) The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or impair the right of Buyer to distribute, develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property owned by the Company.

(g) All Software owned by the Company was (i) developed by employees of the Company working within the scope of their employment at the Company, (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment or who have agreed in writing to effect such assignment, which ultimately runs in favor of the Company as assignee, which assignments have conveyed or will convey to the Company ownership of all of such person’s rights in the Intellectual Property relating to such developments, or (iii) acquired in connection with acquisitions in which the Company obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to such Intellectual Property.
(h) There are no defects in any Software distributed by the Company that would prevent such Software from performing in accordance with its user specifications and there are no viruses, worms, Trojan horses or similar programs in any such Software.
(i) None of the Software distributed by the Company contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.
3.18 Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company and the Company Shareholders, threatened against or affecting, the Company or any of its assets or properties before any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
3.19 Compliance with Laws. (a) The Company is not in violation of, has not violated, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) None of the Company nor any of its directors, officers, employees or agents has made any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any Government Official or political party for purposes of influencing any act or decision of such official or party in his or its official capacity, in order to obtain or retain business or secure any improper advantage.
(c) None of the Company Securities are, to the knowledge of the Company and Company Shareholders, beneficially or legally owned or held by any Government Official who is in a position to award or influence decisions favorable to the Company or by any close family member of, or any entity directly or indirectly owned by, such a Person. To the knowledge of the Company and Company Shareholders, none of the officers or directors of the Company is a Government Official (or close family member of a Government Official) who is in a position to award or influence decisions favorable to the Company.

3.20 Finders’ Fees. There are no Contracts or understandings between any Seller or the Company and any Person that would give rise to a valid claim against the Buyer or the Company for a brokerage commission, finder’s fee, advisory fee or other like payment in connection with the sale by any Seller of such Seller’s Shares to the Buyer under this Agreement.
3.21 No Listed Assets. The Company has no assets listed in Article 105, Paragraph (6) of the Local Tax Act of Korea.
3.22 Books and Records. The books and records of the Company are true and correct in all material respects and have been maintained in accordance with Applicable Laws and good business practices so as to permit the Company to prepare its financial statements in accordance with Korean GAAP. The minute books of the Company accurately reflect all material actions and proceedings taken to date by the shareholders, board of directors and committees of the Company and such minute books contain true and complete copies of the charter documents of the Company and all related amendments. The stock record books of the Company reflect accurately all transactions in their respective capital stock of all classes.
3.23 Bank Accounts, Powers, etc. Section 3.23 of the Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box, the account number of all accounts maintained there and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names and each Person holding powers of attorney or agency authority from the Company and a summary of the terms thereof.
3.24 Accuracy of Information. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company delivered to the Buyer are made in good faith and are based upon reasonable assumptions, and neither the Company nor any Company Shareholder is aware of any fact or set of circumstances that would lead them to believe that such projections are incorrect or misleading.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller represents and warrants to the Buyer as of (x) the date hereof (in the case of the Company Shareholders) or the date of such Seller’s Joinder Agreement (in the case of the Third Party Shareholders) and (y) as of the Closing Date that:
4.1 Due Organization, Good Standing and Power. Such Seller that is not a natural person has been duly organized, is validly existing and is in good standing (if applicable) under the laws of Korea, and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. Such Seller that is a natural person has the legal right and full power and authority to execute and deliver this Agreement and perform his or her obligations hereunder.
4.2 Authorization, Enforceability. The execution and delivery of this Agreement by such Seller that is not a natural person and the performance by such Seller of its obligations hereunder have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). This Agreement is in proper legal form to be enforceable against such Seller in accordance with its terms in Korea and to ensure the legality, validity, enforceability or admissibility into evidence in Korea of this Agreement, and it is not necessary that this Agreement be filed or recorded with any court or other authority in Korea other than the filing by the Buyer of a foreign investment report with a foreign exchange bank prior to the Closing Date in accordance with the Foreign Investment Promotion Act of Korea (which filing does not affect the validity or enforceability of this Agreement) and the filing by the Buyer with, and the approval of such filing by, the Bank of Korea with respect to the Stock Options Shares Sale and Purchase Agreements prior to the execution thereof in accordance with the Foreign Exchange Transactions Act of Korea.
4.3 Ownership of Shares. On the date hereof and on the Closing Date, such Seller is the only record and beneficial owner of such Seller’s Shares and has good and marketable title to such Shares, free and clear of any and all Liens or Other Encumbrances (including any restriction on the right to vote, sell or otherwise dispose of such Shares). Such Seller that is not an individual has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver such Seller’s Shares to the Buyer as provided in this Agreement free and clear of any and all Liens or Other Encumbrances (including any restriction on the right to vote, sell or otherwise dispose of such Shares). Such Seller will transfer and deliver to the Buyer at the Closing valid title to such Shares free and clear of any and all Liens or Other Encumbrances (including any restriction on the right to vote, sell or otherwise dispose of such Shares).
4.4 Non-contravention. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in a breach by such Seller of the organizational documents of such Seller (if such Seller is not a natural person), (ii) violate, conflict with or result in a breach of, or constitute a default by such Seller (or create an event which, with or without notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien or Other Encumbrance upon such properties of such Seller or on such Seller’s Shares under, any Contract to which such Seller or any of its properties may be bound, (iii) violate or result in a breach of any Governmental Order or Applicable Law or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by such Seller with, any Governmental Authority.

4.5 Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of such Seller, threatened against or affecting, such Seller or any of its properties before any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have an adverse impact on the ownership of such Seller’s Shares or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
4.6 Governmental Authorization. Other than as set forth in Section 4.2, the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.
4.7 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller or any other party hereto who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement from any party other than such Seller.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER.
The Buyer represents and warrants to each Seller as of the date hereof and as of the Closing Date that:
5.1 Corporate Existence and Power. The Buyer is a company duly incorporated, validly existing and in good standing under the laws of Singapore and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
5.2 Corporate Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Buyer and have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes a valid and binding agreement of the Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

5.3 Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than filings to be made by the Buyer pursuant to applicable federal securities laws of the United States of America (including the rules and regulations of NASDAQ), the filing by the Buyer of a foreign investment report with a foreign exchange bank prior to the Closing Date in accordance with the Foreign Investment Promotion Act of Korea, and the filing by the Buyer with, and the approval of such filing by, the Bank of Korea with respect to the Stock Options Shares Sale and Purchase Agreements prior to the execution thereof in accordance with the Foreign Exchange Transactions Act of Korea.
5.4 Non-contravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the memorandum and articles of association of the Buyer, (ii) violate any Applicable Law, or (iii) conflict with, result in any default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under material Contract to which the Buyer is a party or by which it is or may be bound.
ARTICLE 6.
COVENANTS OF THE BUYER AND THE SELLERS
6.1 Commercially Reasonable Best Efforts; Further Assurances. Upon the terms and subject to the conditions contained herein, each Party agrees, both before and after the Closing: (i) to use all commercially reasonable efforts to take, or cause to be taken, diligently and in good faith all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated under this Agreement; (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the transactions contemplated under this Agreement; (iii) to cooperate with each other and use its best efforts to satisfy all conditions precedent to the Closing; and (iv) to make all necessary filings and exercise its commercially reasonable efforts to obtain all necessary Approvals and necessary consents of third parties for which it is responsible, in order to expedite the consummation of the transactions contemplated hereby, and to provide reasonable assistance to other Parties for such purpose.
6.2 Filings and Consents. Each of the Sellers, on the one hand, and the Buyer, on the other hand, shall use commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement, including without limitation any filings pursuant to (i) the Foreign Investment Promotion Act of Korea, (ii) the Securities Act of 1933 and the Securities Exchange Act of 1934 of the United States of America, and (iii) any other Applicable Laws.

6.3 Confidentiality. Each Party shall keep confidential, and shall cause its officers, directors, and employees to keep confidential, the terms and conditions hereof (collectively, the “Confidential Information”) except as Buyer and the Sellers mutually agree otherwise; provided that any party may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by Applicable Law and so long as, where such disclosure is to a Governmental Authority, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection herewith so long as such party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof, and (iv) to its investors and any Person otherwise providing substantial debt or equity financing to such party so long as the party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof.
6.4 Public Announcement. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
6.5 Tax Matters. Each Party shall be solely responsible for all applicable Taxes to be imposed on or to be due from such Party arising out of or in connection with the consummation of the transactions contemplated under this Agreement. If any document should be filed with any Governmental Authority for Tax obligations arising from the transactions contemplated in this Agreement, prior to such filing, the filing Party shall (i) deliver to each other Party a copy of such filing (ii) afford each other Party and, if applicable, its counsel, the opportunity to review and provide comments with respect to such filing and (iii) cooperate with each other Party and its counsel in incorporating each other Party’s and its counsel’s reasonable comments in such filings.
ARTICLE 7
COVENANTS OF THE SELLERS AND THE COMPANY.
7.1 Conduct of the Company. (a) From the date hereof until the Closing Date, each Company Shareholder shall, and shall cause the Company to, conduct the Company’s business in the ordinary course consistent with past practice and use its best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its Government Licenses, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (vi) continue to make capital expenditures consistent with the Company’s budget for the year ended 2010 attached as Schedule 7.1 hereto (the “2010 Budget”).

(b) Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, from the date hereof until the Closing Date, each Company Shareholder shall not cause or permit the Company to do any of the following without the prior written consent of Buyer:
(i) amend the articles of incorporation or other similar organizational documents of the Company (whether by merger, consolidation or otherwise);
(ii) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;
(iii) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities (whether by merger, consolidation or otherwise);
(iv) except as contemplated by the 2010 Budget, incur any capital expenditures or any obligations or liabilities in excess of KRW40,000,000 in the aggregate;
(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;
(vi) sell, lease or otherwise transfer, or create or incur any Lien or Other Encumbrance on, any of the Company’s assets, securities, properties, interests or businesses;
(vii) make any loans, advances or capital contributions to, or investments in, any Person;
(viii) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;
(ix) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, or enter into, amend or modify in any material respect or terminate any Material Agreement or otherwise waive, release or assign any material rights, claims or benefits of the Company;

(x) (1) except as required by Applicable Law, grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company, (2) increase benefits payable under any existing severance or termination pay policies or employment agreement or service agreement, (3) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company, (4) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or (5) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or grant stock options, restricted stock or any other stock award to any director, officer or employee of the Company;
(xi) change the Company’s methods of accounting, except as required by concurrent changes in Korean GAAP, as agreed to by its independent public accountants;
(xii) settle, or offer or propose to settle, (1) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company, (2) any stockholder litigation or dispute against the Company or any of its officers or directors or (3) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
(xiii) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
(xiv) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or
(xv) agree, resolve or commit to do any of the foregoing.

7.2 Non-solicitation. (a) From the date hereof until the Closing Date, each Seller shall not, and each Company Shareholder shall cause the Company and each of its officers, directors, employees, agents, representatives and Affiliates not to, directly or indirectly, take any of the following actions with any Person other than the Buyer and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the business, properties, assets or technologies of the Company (other than inventory or licenses in the ordinary course of business of the Company consistent with past practice), or any amount of the Company Securities (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer or proposal, an “Acquisition Proposal”); (ii) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its or their respective properties, technologies, books or records, not customarily afforded such access; (iii) assist or cooperate with any Person in connection with an Acquisition Proposal; or (iv) enter into any agreement with any Person relating to an Acquisition Proposal. Each Seller shall, and each Company Shareholder shall cause the Company to, provide copies of all writings provided by any Person other than the Buyer and its designees in connection with any Acquisition Proposal. Each Seller shall, and each Company Shareholder shall cause the Company to, immediately cease and cause to be terminated any negotiations, discussion or agreements (other than with the Buyer) in connection with the subject matter of clause (i), (ii), (iii) or (iv) above.
(b) Each Seller shall, and each Company Shareholder shall cause the Company to, notify the Buyer as promptly as practicable (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to the Buyer shall be made orally and in writing and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and the terms of any such Acquisition Proposal or modification or amendment to the Acquisition Proposal. Each Seller shall, and each Company Shareholder shall cause the Company to, keep the Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.
(c) The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties hereto that the Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of Company shall be deemed to be a breach of this Agreement by Company.

7.3 Due Diligence. (a) From the date hereof until the Closing Date, each Company Shareholder shall cause the Company to (i) give the Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company, (ii) furnish to the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees and advisors of the Company to cooperate with the Buyer in its investigation of the Company. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller hereunder.
(b) After the Closing, each Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Seller, (ii) in the public domain through no fault of such Seller or its Affiliates or (iii) later lawfully acquired by such Seller from sources other than those related to its prior ownership of the Company. The obligation of each Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
7.4 Agreements with Key Employees. (a) The Sellers shall cause each employee of the Company to enter into a confidentiality agreement with the Company in the form attached hereto as Exhibit A-1
(b) Each of the Founder Shareholders Directors shall enter into a service agreement with the Company in the form attached hereto as Exhibit A-2.
7.5 Stock Options. Each Seller shall exercise its best efforts to cause each holder of Stock Options to enter into a Sale and Purchase Agreement in the form attached hereto as Exhibit B promptly after the date hereof and prior to the Closing (the “Stock Options Shares Sale and Purchase Agreements”).
7.6 Restriction on Transfers. From the date hereof until the Closing Date, none of the Sellers shall, directly or indirectly: (i) transfer to any Person other than the Buyer any Company Securities; (ii) deposit any Company Securities into a voting trust or grant any proxies or powers of attorney to any Person other than the Buyer, or enter into a voting agreement, understanding or arrangement with respect to such Company Securities; or (iii) enter into any agreement for transfer of any Company Securities to any Person.

7.7 Joinder by Third Party Shareholders. Each Company Shareholder shall use his or its best efforts to cause each of the Third Party Shareholders to execute and deliver to the Buyer a joinder agreement substantially in the form attached as Exhibit C (the “Joinder Agreements”).
7.8 Non-compete. Each of Ji Ho Kim, Jin Min Kim, Jung Sic Park, Tae Hun O, Eun Sang Lee, Je Kyon Chung, Su Ji Chun, Yong Hyuk Park, Seung Youn Woo, Soo Ho Kang, Joon Myung Jung and Sang Hyun Park (collectively, the “Covenantors”) hereby agrees with, and represents to, the Buyer that, from the date hereof until the third anniversary of the Closing Date:
(i) such person shall not, as principal, employee, consultant or agent or in any other capacity, for himself or herself or for any person or entity other than the Company, (x) work for, (y) directly or indirectly own or have an interest in or (z) promote or assist any business that relates in any way to, in each case any online game business, any mobile phone game business, any other networked game business, any console game business, any online game portal business or any other business that the Company engages in, in each case anywhere in China (including Taiwan) or Korea; provided that Eun Sang Lee shall be permitted to be a director of Reloaded Studios, Inc. until sixty (60) days from the date hereof; and
(ii) such person shall not, directly or indirectly, (A) either for himself or herself or for any person or entity other than the Company, (w) induce or attempt to induce any officer or employee of the Company to leave the employment of the Company, (x) in any way interfere with the relationship between the Company and any of its officers or employees, (y) employ, or otherwise engage as an employee, independent contractor or otherwise, any officer or employee of the Company or (z) induce or attempt to induce any customer, supplier, licensee or any person or entity having a business relationship with the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee or any person or entity having a business relationship with the Company; (B) either for himself or herself or any other person or entity, solicit the business of any person or entity known to himself or herself to be a customer of the Company, whether or not he or she had personal contact with such person or entity, with respect to products or activities which compete in whole or in part with the products or activities of the Company; (C) use the name of the Company or any part thereof or any name resembling the same or capable of confusion therewith in any business activities without the prior written consent of the Company; or (D) knowingly aid or assist any other person or entity with respect to any of the foregoing;
provided that the foregoing sentence of this Section 7.8 shall terminate with respect to any Covenantor if and when such Covenantor is dismissed by the Company without Justifiable Cause under the pertinent laws of Korea.

ARTICLE 8.
COVENANTS OF THE BUYER.
8.1 Bonus Awards. As soon as reasonably practicable following the Closing Date but no later than 3 months from the Closing Date, the Buyer shall cause the Company to establish an incentive program (applicable on a full-year basis from the 2010 fiscal year) pursuant to which the Company shall pay to employees of the Company, an aggregate amount equal to Four Percent (4%) of the Company’s annual gross revenues for each fiscal year (as calculated in accordance with US GAAP) (the “Gross Revenues”) if the Gross Revenues of such year is equal to or less than Fifty Million United States Dollars (US$50,000,000); an additional Three Percent (3%) of the portion of such Gross Revenues in excess of Fifty Million United States Dollars (US$50,000,000) but equal to or less than One Hundred Million United States Dollars (US$100,000,000); and an additional Two Percent (2%) of the portion of such Gross Revenues in excess of One Hundred Million United States Dollars (US$100,000,000). Subject to the approval of the board of directors of the Company following the Closing Date, the Chief Executive Officer of the Company shall have the discretion to allocate such incentive among the Company’s employees.
8.2 Stock Incentive Awards. As soon as reasonably practicable following the Closing Date, the Buyer shall cause the Company to increase the number of stock options authorized for issuance under the Stock Option Grants by One Hundred Thousand (100,000) shares of Common Stock. Following the Closing, the board of directors of the Company shall approve any grants of Common Stock pursuant to the Stock Option Grants.
8.3 Ongoing Game Development Efforts. The Parties acknowledge and agree that the Company shall have independent and full control over its decisions associated with its creativity, ideas and game development efforts.
8.4 CEO. The Buyer shall appoint Eun Sang Lee as the Chief Executive Officer of the Company during the period from the Closing Date to the third anniversary of the Closing Date.
8.5 Representative Director. The Buyer shall appoint one of the Buyer Directors as the Representative Director of the Company as soon as practicable after the Closing and the Sellers agree to such appointment.
ARTICLE 9.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS.
The obligations of each Seller to sell and deliver such Seller’s Shares pursuant to Article 2 hereof and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver by such Seller, on or prior to the Closing Date, of all of the conditions set forth below:
9.1 Bring-down Certificate. The Buyer shall have delivered to the Sellers’ Representative a certificate dated as of the Closing Date, confirming that the representations and warranties set forth in Article 5 hereto are true and correct as of the Closing Date, and further confirming that all conditions, covenants and other duties under this Agreement applicable to the Buyer have been satisfied and complied with.

9.2 Representations and Warranties. All representations and warranties of the Buyer contained in Article 5 hereto were true when made and shall be true on and as of the Closing Date as if made on such date.
9.3 Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants applicable to such Seller required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.
9.4 Government Approvals. All necessary Approvals from the Governmental Authorities applicable to the Buyer, which are required to be obtained prior to the Closing Date in connection with the transactions contemplated hereby, including the foreign investment report under the Foreign Investment Promotion Act of Korea and the filing with, and approval by, the Bank of Korea with respect to the Stock Options Shares Sale and Purchase Agreements (unless the Buyer has waived the condition set forth in Section 10.8), shall have been obtained or filed within the period prescribed by the relevant statute.
9.5 No provision of any Applicable Law shall prohibit the consummation of the Closing.
ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.
The obligations of the Buyer to purchase any Seller’s Shares pursuant to Article 2 hereof and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver by the Buyer, on or prior to the Closing Date, of all of the conditions set forth below:
10.1 All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to Buyer, and Buyer shall have received from each of the Sellers, all such counterpart original and certified or other copies of such documents as Buyer may reasonably request.
10.2 (i) Each of the Sellers shall have performed all of its or his obligations hereunder required to be performed by it or him on or prior to the Closing Date, including without limitation, the execution and delivery of this Agreement, (ii) all representations and warranties of the Sellers contained in Article 3 (in the case of Company Shareholders only) and Article 4 hereto shall be true on and as of the Closing Date as if made on such date, (iii) in the case of Company Shareholders only, the consents, waivers, approvals or other authorizations listed on Section 3.6 of the Disclosure Schedule shall have been obtained or otherwise satisfied and shall continue to be in effect, and (iv) each of the Sellers that is not a natural person shall have delivered to the Buyer a certificate signed by the Chief Executive Officer, Managing Director or a director of such Seller, and each of the Sellers that is a natural person shall have delivered to the Buyer a certificate signed by such Seller, in each case dated as of the Closing Date, confirming the foregoing.

10.3 There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of the Company or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Company or of Buyer or any of their Affiliates, (ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of any Seller’s Shares, including the right to vote any such Shares acquired or owned by Buyer or any of its Affiliates on all matters properly presented to the Company’s shareholders or (iii) seeking to require divestiture by Buyer or any of its Affiliates of any such Shares or any business or assets of Buyer or any of its Affiliates.
10.4 No provision of any Applicable Law shall prohibit the consummation of the Closing.
10.5 Approvals and Third Party Consents. All necessary Approvals which are required to be obtained prior to the Closing in connection with the transactions contemplated hereby, including the foreign investment report under the Foreign Investment Promotion Act of Korea, shall have been obtained or filed within the period prescribed thereunder and be in full force and effect. The Buyer shall have received all necessary assignments of Contracts and consents, waivers, and approvals of parties to each Contract set forth on Section 3.16 of the Disclosure Schedule as are required thereunder for such Contract to remain in full force and effect without limitation, modification or alteration after the Closing. The Buyer shall have received all necessary consents or waivers of parties to each Contract set forth on Section 3.6 of the Disclosure Schedule as are required thereunder in order to complete the sale of any Seller’s Shares or to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement.
10.6 Composition of Board of Directors; Resignation and Election of Directors. (i) As of the Closing Date, the Board of Directors of the Company shall consist of seven (7) directors, of which four (4) shall be nominees of the Buyer (collectively, the “Buyer Directors”) and three (3) shall be nominees of the Founder Shareholders (collectively, the “Founder Shareholders Directors”); (ii) all four (4) incumbent directors and the statutory auditor of the Company shall have submitted their resignations effective as of the Closing Date; and (iii) all four (4) nominees of the Buyer shall have been elected as directors of the Company effective as of the Closing Date and the nominee of the Buyer shall have been elected as statutory auditor of the Company effective as of the Closing Date.
10.7 Employees. (x) Each employee of the Company shall have entered into a confidentiality agreement with the Company in the form attached hereto as Exhibit A-1 and such agreement shall remain effective and in full force; and (y) each of the Founder Shareholders Directors shall have entered into a service agreement with the Company in the form attached hereto as Exhibit A-2 and such agreement shall remain effective and in full force.

10.8 Stock Option Shares Sale and Purchase Agreements. (x) The Bank of Korea shall have approved the entry into the Stock Option Shares Sale and Purchase Agreements by Buyer and all holders of Stock Options prior to the execution thereof; and (y) each holder of Stock Options shall have executed and delivered to the Buyer a Stock Options Shares Sale and Purchase Agreement in the form attached hereto as Exhibit B and such agreement shall remain effective and in full force.
10.9 Joinder Agreements. Each Third Party Shareholder shall have executed and delivered to the Buyer a joinder agreement in the form attached hereto as Exhibit C and such agreement shall remain effective and in full force.
10.10 Legal Opinion. The Buyer shall have received an opinion from Lee International IP & Law Group, Korean counsel to the Founder Shareholders, dated the Closing Date, substantially in the form attached hereto as Exhibit D.
10.11 Termination of Share Subscription Agreement. The parties to the Share Subscription Agreement, dated as of September 28, 2009, among the Company, NEXON Corporation, Eun Sang Lee, Jung Sic Park and Tae Hun O shall have terminated such agreement in its entirety, including provisions that provide NEXON Corporation with exclusive negotiation rights and the right of last offer.
ARTICLE 11.
TERMINATION.
11.1 Termination Prior to Closing. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written agreement of the Company Shareholders and Buyer;
(b) by either the Company Shareholders or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or
(c) by the Buyer, if any of the Sellers breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article 10 hereof, (B) cannot be or has not been cured within fifteen (15) days following written notice of such breach or failure to perform and (C) has not been waived by the Buyer; or

(d) by the Seller’s Representative, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article 9 hereof, (B) cannot be or has not been cured within fifteen (15) days following written notice of such breach or failure to perform and (C) has not been waived by the Buyer.
The party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other parties.
11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 11.1 hereof, such termination shall be without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other Parties; provided that if such termination shall result from the (i) willful failure of any Party to fulfill a condition to the performance of the obligations of the other Parties, (ii) failure to perform a covenant of this Agreement or (iii) breach by any Party of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Losses incurred or suffered by the other Parties as a result of such failure or breach. The provisions of Sections 6.3, 6.4, 13, and 14.7 shall survive any termination hereof.
ARTICLE 12.
INDEMNIFICATION.
12.1 Survival. Except as to a claim for breach of the representations and warranties in (a) Sections 3.1 (Due Organization), 3.2 (Corporate Authority; Enforceability), 3.4 (Non-contravention), 3.5 (Government Approvals), 3.17 (Intellectual Property), 3.20 (Finders’ Fees), 4.1 (Due Organization, Good Standing and Power), 4.2 (Authorization, Enforceability), 4.3 (Ownership of Shares), 4.4 (Non-contravention) and 4.6 (Government Approvals), which shall survive for a period of sixty (60) months after the Closing Date, and (b) Section 3.12 (Tax Matters), which shall expire at the end of the relevant statute of limitations, the representations and warranties of the Sellers contained in this Agreement shall survive for a period of eighteen (18) months after the Closing Date; provided, however, that in the event of fraud, intentional breach, willful misconduct or gross negligence, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud, intentional breach, willful misconduct or gross negligence. If a claim or notice is given under Section 12.4 with respect to any representation or warranty within the applicable claim period, such representation or warranty shall continue indefinitely until such claim is finally resolved.

12.2 Indemnification. Subject to the following, each of the Company Shareholders (the “Indemnifying Party”) shall jointly and severally indemnify and hold the Buyer and its Affiliates and their respective successors and the officers, directors, employees, agents and representatives of the foregoing (the “Indemnified Party”) harmless from and against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively, the “Losses”) that may be sustained, suffered or incurred by the Indemnified Party arising out of or relating to (i) any breach or inaccuracy of a representation or warranty by the Sellers contained in this Agreement or the certificates delivered by or on behalf of the Sellers pursuant hereto (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Losses, no effect will be given to any qualification as to “materiality”, a “Material Adverse Effect” or “knowledge” contained therein); (ii) any failure by the Company or the Sellers to perform or comply with any covenant applicable to it contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement; (iii) any fraud in connection with this Agreement or the certificates delivered by or on behalf of any Seller pursuant to this Agreement; (iv) any payment or consideration arising under any Approvals, including without limitation, consents of any third parties, under any Contract as are required in connection herewith or for any such Contract to remain in full force or effect following the Closing; or (v) any claim by any Seller or any of its Affiliates that questions or challenges (A) the validity of this Agreement, (B) any action taken or to be taken by the Company or holder of any other Company Securities pursuant to this Agreement or in connection with the transactions contemplated herein or (C) the adequacy of the consideration to be received by the Sellers under Section 2.1.
12.3 Means of Indemnification.
(a) Escrow Amount. At the Closing, notwithstanding anything to the contrary set forth in this Agreement, the Buyer will withhold from each Company Shareholder’s Initial Cash Consideration, such Company Shareholder’s Pro Rata Portion of the Total Escrow Amount. The portion of the Total Escrow Amount that the Buyer shall distribute to the Company Shareholders on the Escrow Distribution Date shall be the cash, if any, comprising the Total Escrow Amount following all reductions for aggregate Losses suffered by Indemnified Parties pursuant to Section 12.2 hereof prior to the Escrow Distribution Date.
(b) Distribution at Escrow Distribution Date.
(i) Promptly following the date that is thirty (30) days after the Survival Date (the “Escrow Distribution Date”), one-hundred percent (100%) of the Total Escrow Amount, less any amount in respect of any satisfied claims and unsatisfied claims (“Unresolved Claims”) specified in a certificate signed by an officer of Buyer (an “Officer’s Certificate”) delivered to the Sellers’ Representative on or prior to the Escrow Distribution Date with respect to facts and circumstances existing on or prior to the Survival Date with respect to claims for Losses relating to representations and warranties or on or prior to the Escrow Distribution Date for all other claims, shall be distributed to the Shareholders in accordance with clause (iii) of this Section 12.3(b).

(ii) In the event that (A) there exist Unresolved Claims as of or following the Escrow Distribution Date, and (B) the amount of Losses incurred by the Indemnified Parties is determined to be less than the amount claimed on all such Officer’s Certificates under the objection and conflict procedures in Section 12.4(a) and Section 12.4(b) herein, then the Buyer shall promptly deliver to the Company Shareholders that portion of such Unresolved Claim(s) that should have been distributed to the Company Shareholders at the Escrow Distribution Date had such Officer’s Certificates alleged the correct amount of Losses finally determined pursuant to Section 12.4(b) and Section 12.4(c) herein, which portion of the Total Escrow Amount shall be distributed to the Company Shareholders in accordance with clause (iii) of this Section 12.3(b).
(iii) Delivery of the Total Escrow Amount or any portion thereof to each Company Shareholder pursuant to this Section 12.3(b) shall be made in proportion to such Company Shareholder’s respective Pro Rata Portion of the remaining portion of the Total Escrow Amount, with the cash amount delivered to each Company Shareholder rounded to the nearest whole cent (with US$0.005 rounded down).
(c) Subsequent Cash Consideration of Founder Shareholders. On the Subsequent Payment Date, notwithstanding anything to the contrary set forth in this Agreement, if (x) any claim for Losses brought by any Indemnified Person under Section 12.4 or Section 12.5 is still outstanding and (y) the Total Escrow Amount has been reduced to zero, the Buyer will withhold from each Founder Shareholder’s Subsequent Cash Consideration, such Founder Shareholder’s pro rata portion (calculated as the quotient of (i) the sum of the Subsequent Cash Consideration of such Founder Shareholder divided by (ii) the sum of the Subsequent Cash Considerations of all Founder Shareholders) of the amount of such claim (the “Withheld Amount” for such claim). If such claim has been resolved pursuant to Section 12.4 or Section 12.5, as applicable, after the Subsequent Payment Date and under such resolution the Indemnified Party is entitled to an amount less than the amount claimed, the Buyer shall pay to each Founder Shareholder its pro rata portion of an amount equal to the Withheld Amount minus the amount that the Indemnified Party is entitled to. For the avoidance of doubt, notwithstanding any Joinder Agreement, this Section 12.3(c) shall not be applicable to any of the Third Party Shareholders or any of the Employee Shareholders.

12.4 Direct Claims; Resolution of Conflicts.
(a) An Indemnified Person may seek recovery for Losses pursuant to this Article 12 by delivering to the Sellers’ Representative a Claim Notice (as defined below) in respect of such claim. To be valid pursuant to this Section 12.4(a), a Claim Notice relating to Losses under Section 12.2 must be delivered to the Sellers’ Representative prior to the applicable Survival Date; provided, however, that any claims by the Indemnified Parties with respect to any such Loss made prior to the applicable Survival Date shall continue indefinitely until such claim is resolved pursuant to the terms of this Article 12. The date of such delivery of a Claim Notice is referred to herein as the “Claim Date” of such Claim Notice (and the claims for indemnification contained therein). For the purposes hereof, “Claim Notice” shall mean a written notice of an Indemnified Person: (A) stating that an Indemnified Person has paid, sustained, incurred or accrued, or reasonably anticipates in good faith that it will have to pay, sustain, incur or accrue Losses and (B) specifying in reasonable detail, to the extent practical, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the good faith basis for such anticipated liability, and the nature of the indemnification claim to which such item is related. The Sellers’ Representative may object to a claim for indemnification set forth in a Claim Notice by delivering to the Indemnified Person seeking indemnification within ten (10) days from the delivery by an Indemnified Person of a Claim Notice (such date, the “Objection Deadline”), a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), which Objection Notice, in order to be effective, shall set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. If the Sellers’ Representative does not object in writing by the Objection Deadline, such failure to so object shall be an irrevocable acknowledgement by the Sellers’ Representative that the Indemnified Person is entitled to the full amount of the claims for Losses set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established), and the Sellers’ Representative shall take all necessary actions under this Agreement to effect payment in respect thereof.
(b) If the Sellers’ Representative timely delivers an Objection Notice in accordance with Section 12.4(a) hereof, the Sellers’ Representative and the Indemnified Person shall attempt in good faith for fifteen (15) days to resolve such dispute. If the Sellers’ Representative and the Indemnified Person reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Buyer shall be entitled to rely on any such memorandum and make deductions from the Total Escrow Amount in accordance with the terms thereof.
(c) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either the Buyer or the Sellers’ Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted in accordance with Section 13.1 hereof.

12.5 Third Party Claims. In the event the Buyer becomes aware of a third party claim or other circumstance (a “Third Party Claim”) which the Buyer reasonably believes may result in a demand against the Total Escrow Amount or for other indemnification pursuant to this Article 12, the Buyer shall notify the Sellers’ Representative of such claim or circumstance, and the Sellers’ Representative shall be entitled on behalf of the Company Shareholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided that, except with the consent of the Sellers’ Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Sellers’ Representative has consented to any such settlement, the Company Shareholders shall have no power or authority to object under any provision of this Article 12 to the amount of any Third Party Claim by the Buyer against the Total Escrow Amount or the Company Shareholders, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.
12.6 Availability of Total Escrow Amount and Withheld Amount. The Buyer agrees that the payment of any and all claims pursuant to this Article 12 (other than any claims arising out of, relating to, caused by or resulting from any fraud, intentional breach, willful misconduct or gross negligence) shall only be satisfied (y) first from the Total Escrow Amount to the extent that the Total Escrow Amount remains available, and (z) when the Total Escrow Amount is no longer available or is reduced to zero, from the Subsequent Cash Considerations of the Founder Shareholders up to an aggregate of US$3,753,621.10 (the “Offset Amount”). For the avoidance of doubt, recourse to the Total Escrow Amount and the Offset Amount shall be the Buyer’s sole and exclusive remedy for any and all claims pursuant to this Agreement except for claims arising out of, relating to, caused by or resulting from any fraud, intentional breach, willful misconduct or gross negligence.
12.7 No Waiver. No right of the Buyer for indemnification under this Article 12 shall be affected by any examination made for or on behalf of the Buyer, the knowledge of any member of the Buyer or the acceptance by the Buyer of any certificate or opinion. No right of the Sellers for indemnification under this Article 12 shall be affected by any examination made for or on behalf of the Sellers, the knowledge of any of the Sellers or the acceptance by any of the Sellers of any certificate or opinion.
ARTICLE 13.
DISPUTE RESOLUTION.
13.1 Arbitration. The Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement or the relationship between the Parties created by this Agreement, including the breach, termination or invalidity thereof, and the validity and scope of this agreement to arbitrate under this Article 13.1, shall be resolved in accordance with the following procedures:
(a) Informal dispute resolution. Upon occurrence of a dispute, the Parties shall initially attempt to resolve such dispute amicably through consultations and negotiations. If at any time a dispute arises between the Parties, any Party may give notice in writing to the other Parties of the existence of such dispute. Unless all Parties agree otherwise, within thirty (30) days of such written notice, the representatives of the Parties with authority to settle the dispute shall meet at a mutually acceptable time and place, or confer by telephone, and continue such meeting or conference as often thereafter as they deem reasonably necessary, in an effort to reach an amicable resolution. In no event will the period for consultations and negotiations under this subsection extend beyond sixty (60) days from the date of the written notice, unless the Parties agree otherwise.

(b) Formal dispute resolution. If the Parties fail to resolve any dispute, claim or controversy amicably, such dispute, claim or controversy shall be finally resolved by and through an arbitration proceeding to be conducted in Singapore in the English language, in accordance with the Rules of Arbitration of the International Chamber of Commerce. Arbitration shall be conducted by one arbitrator mutually agreeable to the Buyer and the Sellers’ Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, the Buyer and the Sellers’ Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, the Buyer and the Sellers’ Representative shall each select one arbitrator. The two (2) arbitrators so selected shall select a third arbitrator. If the Sellers’ Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Buyer. The decision of the arbitration tribunal shall be final and binding on the Parties, without right of appeal. Each Party shall continue to perform its obligations under this Agreement pending conclusion of the arbitration proceeding.
13.2 Preliminary or Injunction Relief. Notwithstanding any other provision of this Agreement, any Party shall be entitled to seek preliminary or injunctive relief from any court of competent jurisdiction, pending the final decision in the legal suit, action or proceeding under Article 13.1.
13.3 Governing Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the Law of Korea.
ARTICLE 14.
MISCELLANEOUS.
14.1 Notices. All notices, consents, waivers, and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, (iii) deemed to have been given on the date on which it is received, and (iv) shall be addressed as follows:
If to the Buyer:
Shanda Games International PTE. Ltd.
One Fusionopolis Way
Connexis North #05-10
Singapore 138632
Phone:
Facsimile:

Attention:
Shanda Games Limited
No.1 Office Building, No. 690 Bibo Road
Zhangjiang High Technology District, Pudong New Area
Shanghai 201203, China
Phone: 86-21-5050-4740, ext. 8709
Facsimile: 86-21-5080-4740, ext. 7286
Attention: General Counsel
With a copy to:
Davis Polk & Wardwell LLP
The Hong Kong Club Building, 18th Floor
3A Chater Road
Central, Hong Kong
Phone: 852-2533-3300
Facsimile: 852-2533-3388
Attention: James C. Lin
Bae, Kim & Lee LLC
647-15 Yoksam-dong
Kangnam-gu
Seoul, 135-723, Korea
Phone: 82-2-3404-0000
Facsimile: 82-2-3404-0001
Attention: Sang Goo Lee
If to the Sellers:
Eyedentity Games, Inc.
3F., Hyundai Dream Valley, 34-2, Bangyi-dong
Songpa-gu
Seoul, Korea
Phone: 82-2-3432-5115
Facsimile: 82-2-3432-0050
Attention: Eun Sang Lee
With a copy to:
Lee International IP & Law Group
14F., Kukdong Bldg., Chungmuro 3-ga,
Chung-gu
Seoul, 100-705, Korea
Phone: 82-2-2279-3631
Facsimile: 82-2-2262-6088
Attention: Young Ik Choi

14.2 Successors and Assignment. Subject to the second sentence of this Section 14.2, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by any Seller, without the prior written consent of the Buyer, or by the Buyer, without the prior written consent of the Sellers, provided that, the Buyer may assign this Agreement and/or its rights and obligations under this Agreement to any of its Affiliates by providing the Company with a 5-day prior written notice, provided, however, that in case of any such assignment by the Buyer, the Buyer shall remain jointly responsible for any and all obligations set out in this Agreement, including the obligations to make any deposit or payments.
14.3 No Third-Party Beneficiaries. This Agreement shall be binding upon, and inure solely to the benefit of, the Buyer and the Sellers, and their respective heirs, successors and assigns, and no other Person shall acquire or have any right under or by virtue of this Agreement.
14.4 Amendments and Waiver. This Agreement may be amended only by written agreement between the Buyer and the Company Shareholders. Any provision of this Agreement may be waived if such waiver is in writing and is signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
14.5 Severability. If one of more provisions of this Agreement are held to be invalid or unenforceable to any extent under Applicable Law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by Applicable Law, so as to effectuate the Parties’ intent to the maximum extent, and the remainder of this Agreement shall be interpreted as if such provision were excluded and shall be valid and enforceable in accordance with its terms to the maximum extent permitted by Applicable Law.
14.6 Costs and Expenses. Each Party shall bear its own costs and expenses incurred in connection with this Agreement, including, without limitation, the fees and expenses of their respective accountants and legal counsel, regardless of whether the transactions contemplated hereby shall be consummated. For the avoidance of doubt, all Governmental Charges levied in connection with the transfer and acquisition of any Seller’s Shares shall be paid by the respective Party obligated under Applicable Law to bear such Governmental Charges.
14.7 Governing Language. In the event of any conflict between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

14.8 Entire Agreement. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter of such documents, and supersedes all prior agreements and understandings, both written and oral, of the Parties relating to the subject matter of such documents.
14.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.
14.10 Effectiveness. This Agreement shall become effective with respect to, and binding on, (i) each Company Shareholder when such Company Shareholder shall have received a counterpart hereof signed by the Buyer and (ii) the Buyer when the Buyer shall have received a counterpart hereof signed by each Company Shareholder.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives as of the date first above written.

SHANDA GAMES INTERNATIONAL PTE. LTD.
By:
	Name:	Qunzhao Tan
	Title:	Chairman, CEO

SELLERS’ REPRESENTATIVE

Eun Sang Lee

CCG INVESTMENT, INC.
By:
Name:
Title:

Ji Ho Kim

Jin Min Kim

Jung Sic Park

Tae Hun O

Eun Sang Lee

Je Kyon Chung

Ki Yong Cho

Su Ji Chun

Yong Hyuk Park

Jung Hwan Ku

Mi Sun Na

Seung Youn Woo

Soo Ho Kang

In Hwan Park

Eun Ha Na

Han Gi Jung

Myung Jae Kang

Joon Myung Jung

Do Kyung Kim

Noh Chan Kwak

Sang Hyun Park

Seung Chan Lee